Exhibit 99.1

Beneficient Advances Strategy to Eliminate HCLP Debt and Heppner Interests

Company seeks to invalidate purported HCLP debt

DALLAS, October 28, 2026 (GLOBE NEWSWIRE) — Beneficient (NASDAQ: BENF) (“Beneficient” or the “Company”), which provides liquidity and primary capital solutions and related fiduciary services for alternative assets, today announced that it has taken a significant step in executing its previously announced strategy to eliminate the purported HCLP debt and achieve a complete separation from former Chief Executive Officer Brad Heppner and his affiliated entities.

On October 23, 2026, the Company and certain subsidiaries filed a motion to intervene in the Delaware Court of Chancery litigation previously brought by HCLP Nominees, L.L.C. (“HCLP”) against Delaware Trust Company. The accompanying proposed verified complaint seeks to invalidate the HCLP credit agreements and related loan documents and cancel the purported obligations based on their role in Heppner’s scheme, recover the approximately $211 million the Company previously paid on the purported debt, and establish that HCLP has no valid right to the related collateral. If successful, this action would eliminate approximately $130 million of purported HCLP debt, leaving the Company with an unleveraged balance sheet.

The filing draws extensively on evidence presented at Heppner’s recent criminal trial, which resulted in his May 2026 conviction for securities fraud, wire fraud and related offenses. It alleges that, as part of his fraudulent scheme, Heppner fabricated the original debt from personal and family-office expenditures, fraudulently created additional debt obligations, and concealed his control of HCLP through false representations and falsified documents he provided to the Company and its auditor. Heppner’s sentencing has been rescheduled for January 11, 2027.

The Company continues to pursue a potential consensual resolution that would accomplish the broader objectives the Company recently announced, including eliminating the contested HCLP debt, addressing Heppner’s remaining equity and governance interests, and terminating remaining contractual arrangements with him and his affiliated entities. Advancing the litigation protects the Company’s interests and provides a judicial path to relief as those efforts continue.

“Mr. Heppner’s fraud should not continue to burden Beneficient and its stockholders,” said James G. Silk, Chief Executive Officer. “We are executing the strategy we outlined in September and are pursuing a comprehensive resolution that allows the Company to move forward. We will continue to take the steps necessary to achieve the objectives of that strategy, including additional litigation, while we seek an acceptable consensual resolution. This filing advances our efforts by placing our claims before the Court and seeking relief from the ongoing harm Heppner is causing. Our focus remains on strengthening Beneficient’s financial position and enabling the business to realize its potential.”

The proposed complaint is subject to the Court granting the motion to intervene. No definitive agreement concerning a consensual resolution has been reached, and neither negotiations nor litigation assures a particular outcome. Beneficient continues to contest the HCLP debt and other Heppner-related claims and interests and will report material developments as appropriate.

About Beneficient

Beneficient (Nasdaq: BENF) – Ben, for short – is on a mission to democratize the global alternative asset investment market by providing traditionally underserved investors − mid-to-high net worth individuals, small-to-midsized institutions and General Partners seeking exit options, anchor commitments and preferred liquidity services for their funds − with solutions that could help them unlock the value in their alternative assets.

Its subsidiary, Beneficient Fiduciary Financial, L.L.C., received its charter under the State of Kansas’ Technology-Enabled Fiduciary Financial Institution (TEFFI) Act and is subject to regulatory oversight by the Office of the State Bank Commissioner.

For more information, visit www.trustben.com or follow us on LinkedIn.

Contacts

Matt Kreps: 214-597-8200, mkreps@darrowir.com

Michael Wetherington: 214-284-1199, mwetherington@darrowir.com

Investor Relations: investors@beneficient.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the HCLP litigation, the Company’s strategy and objectives concerning the HCLP debt and other Heppner-related interests; the Company’s ability to obtain a judgment or other binding resolution declaring the purported HCLP debt and related liens void, invalid or unenforceable; the potential conversion and exchange of Heppner-related equity interests; and the anticipated effects of these efforts on the Company’s liabilities, collateral, capital structure, financial flexibility, legacy matters and stockholders. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are based on management’s current expectations, beliefs, assumptions and information and are not guarantees of future performance or results.

Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among others, the outcome and timing of the HCLP litigation, negotiations and other proceedings involving Mr. Heppner, HCLP and related parties may not be favorable; the risk that we may not be able to negotiate a consensual resolution with Mr. Heppner on terms that are favorable, or at all; the ability to enter into a definitive agreement with respect to a proposed resolution; the outcome of any appeal or other proceeding relating to Mr. Heppner’s conviction; the risk that the Company is unable to obtain the relief it seeks or otherwise implement its strategy; disputes concerning the validity, enforceability, ownership, amount, value or conversion of the HCLP claims or other Heppner-related interests; the need for third-party or governmental actions, consents or approvals; the accounting and tax treatment of any resolution; the costs and diversion of management’s attention and resources associated with these matters; and the other risks, uncertainties and factors set forth under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release and the Company’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update or revise forward-looking statements to reflect actual results, subsequent events or circumstances, except as required by applicable law.